EX-99.23(l)

                           SHARE PURCHASE AGREEMENT

      The Roxbury Funds, a Delaware statutory trust (the "Trust"), and Professional Funds Distributor, LLC ("Buyer"), hereby agree as follows:

      1. The Trust hereby offers Buyer and Buyer hereby purchases, in consideration for the payment of $20.00, one share of beneficial interest of the Roxbury Mid-Cap Fund and one share of beneficial interest of the Roxbury Small-Cap Growth Fund, each for a purchase price of $10.00 per share.

      2. Buyer represents and warrants that it is acquiring such shares solely for investment purposes and that Buyer has no present intention to redeem, sell or otherwise dispose of the shares.

      3. This Agreement shall be governed by the laws of the State of Delaware. The Roxbury Funds is a statutory trust organized under the laws of Delaware and under an Agreement and Declaration of Trust, including any and all amendments thereto. The obligations of "The Roxbury Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally but bind only the assets of the Trust, and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 2nd day of February, 2007.


                                      THE ROXBURY FUNDS

                                      By: /s/ Brian C. Beh
                                          -------------------------------
                                          Brian C. Beh
                                          President

                                      PROFESSIONAL FUNDS DISTRIBUTOR, LLC

                                      By: /s/ Philip H. Rinnander
                                          -------------------------------

                                      Print Name: Philip H. Rinnander
                                                  -----------------------

                                      Title: President
                                             ----------------------------